EXHIBIT 99.1

PRESS RELEASE

Contact Information:	Investors/Media:
Kite Realty Group Trust	Adam Basch
Dan Sink, Chief Financial Officer	Financial Analyst
(317) 577-5609	(317) 578-5161
dsink@kiterealty.com	abasch@kiterealty.com

Kite Realty Group Trust Announces Resignation of Trustee

Indianapolis, Ind., January 8, 2014—Kite Realty Group Trust (NYSE: KRG) (the “Company”) announced today that Michael L. Smith has resigned as a trustee of the Company’s Board of Trustees.  Mr. Smith’s resignation is not as a result of any disagreement on any matter relating to the Company’s operations, policies or practices.

“I have sincerely enjoyed contributing as a trustee of Kite Realty,” said Mr. Smith.  “I believe the Company is well positioned to continue successfully executing its strategic initiatives.”

John A. Kite, the Company’s Chairman and Chief Executive Officer, commented “Mike has provided valuable insight and counsel to the Company since our initial public offering.  On behalf of the Company, I want to thank him for his advice and guidance.”

About Kite Realty Group Trust

Kite Realty Group Trust is a full-service, vertically integrated real estate investment trust engaged in the ownership, operation, management, leasing, acquisition, construction, redevelopment and development of neighborhood and community shopping centers in selected markets in the United States.  At September 30, 2013, the Company owned interests in a portfolio of 62 operating and redevelopment properties totaling approximately 9.5 million square feet and three properties currently under development totaling 1.2 million square feet.

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